As filed with the Securities and Exchange Commission on March 30, 2011

Registration No. 333-140887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 13 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

(Exact name of registrant as specified in its charter)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III
Executive Vice President—Corporate Development and Legal
or
Terri Warren Reynolds
Secretary
Behringer Harvard Opportunity REIT II, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Laura K. Sirianni, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:  This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-140887

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 13 to the Registration Statement on Form S-11 (No. 333-140887) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits

(b)           Exhibits.  The following exhibits are filed as part of this registration statement:

Ex.	Description
23.6	Consent of Deloitte & Touche LLP
24.2	Power of Attorney

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 30, 2011.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

By:	/s/ Kymberlyn K. Janney
Kymberlyn K. Janney
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Chief Executive Officer, President and Director (Principal Executive Officer)	March 30, 2011
Robert S. Aisner

	/s/ Kymberlyn K. Janney	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2011
Kymberlyn K. Janney

	*	Chairman of the Board and Director	March 30, 2011
Robert M. Behringer

	*	Director	March 30, 2011
Andreas K. Bremer

	*	Director	March 30, 2011
Diane S. Deterring-Paddison

	*	Director	March 30, 2011
Cynthia Pharr Lee

	*	Director	March 30, 2011
Jeffrey P. Mayer

*By:	/s/ Gary S. Bresky		March 30, 2011
Gary S. Bresky Attorney-In-Fact

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